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WEDNESDAY MAY 24, 6:30 AM EASTERN TIME

YOUBET.COM TO BUY BACK AND RETIRE
SENIOR CONVERTIBLE NOTES

LOS ANGELES--May 24, 2000--Youbet.com, Inc. (Nasdaq:UBET -news), the leading global online live sporting event, entertainment and wagering Company, today announced that it is buying back and retiring approximately $17.3 million or 46% of its senior convertible debt at a cost of approximately $9.9 million, which will result in a gain of approximately $6.9 million to be recognized in the Company's second quarter ended June 30, 2000.

Robert M. Fell, Chairman and CEO of Youbet.com, said, "We are in a solid cash position, with over $52 million in cash on the balance sheet at March 31, 2000. We believe that our remaining cash balance is sufficient to continue the aggressive execution of our business plan until we reach cash flow positive operations. Because of this strong position, we took this opportunity to buy back almost half of our senior convertible debt and significantly reduce our cost of capital to the benefit of the Company and our shareholders."

Youbet.com currently provides network members the ability to watch and, in most states, the ability to wager on a wide selection of coast-to-coast thoroughbred and harness horse racing, via its exclusive closed-loop network. Youbet.com does not actually accept or place any wagers. Wagers are accepted and placed only by a state licensed wagering entity, currently the Ladbroke Pennsylvania facility.

Youbet.com's role in the wagering process is limited to transmitting information related to the wagers to the licensed wagering facility. Members have 24-hour access to the network's features, including live racing from a choice of more than 45 racetracks across the country, commingled track pools, live audio/video, up-to-the-minute track information, real-time wagering information, and value-added handicapping products. For further information, visit www.youbet.com.

Forward-Looking Statements: This release may contain forward-looking statements, which are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such

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statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, successful integration of acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expense and other factors described in the Company's filing with the Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release. You Bet is a registered trademark of Youbet.com, Inc. All other brands and products referenced herein are the trademarks or registered trademarks of their respective holders.

CONTACT:

      Youbet.com
      Phillip Hermann, 310/444-3300
             or
      Morgen-Walke Associates, Inc
      John Swenson, Heather Steele, 415/296-7383
      (Investor Relations)
      Christopher Katis, 415/296-7383 (Financial Media)
             or
      Brener Zwikel & Associates
      Steve Brener, 818/344-6195 ext. 103
      Jordan Miller, 818/344-6195 ext. 110